Exhibit 99.1

Red Robin Gourmet Burgers Reports Financial Results For The First

Quarter Ended April 18, 2004, Provides Guidance for Second Quarter and

Updates Full Year 2004

Greenwood Village, CO — (BUSINESS WIRE) – May 20, 2004 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens, today reported revenues and earnings for the sixteen weeks ended April 18, 2004 and gave updated projections for fiscal 2004.

Financial and Operational Highlights

Highlights for the first quarter of 2004 compared to the same quarter last year were as follows:

•	Total Company revenues increased 25.7% to $116.7 million

•	Company-owned comparable restaurant sales increased 8.4%

•	Restaurant-level operating profit increased 31.5% to $22.5 million

•	Income from operations increased 40.8% to $8.6 million

•	Diluted earnings per share increased 36.8% to $0.32

“Our continued strong increase in revenues and guest counts for the quarter more than compensated for any commodity cost pressures. Our restaurant teams continue to deliver wholesome, fun “feel-good” experiences to our guests and we think that our guests recognize our commitment to quality and values,” said Mike Snyder, Chairman, Chief Executive Officer and President.

During the first quarter, Red Robin opened seven new company-owned restaurants. The Company plans to open 21 to 22 company-owned restaurants in the current year. Seven new franchise restaurants opened in the first quarter, and three have opened to date in the second quarter. The Company expects its franchisees to open five to seven additional restaurants during the remainder of 2004.

Comparable restaurant sales increased 8.4% for company-owned restaurants in the first quarter of 2004 compared to the first quarter of 2003, driven by an increase in guest counts of 7.1% and an increase in the average guest check of 1.3%. This marks the 29th consecutive quarter that Red Robin has posted positive comparable sales for company-owned restaurants. Comparable sales for franchise restaurants in the U.S. and Canada increased 5.6% and 4.5%, respectively.

Total Company revenues, which includes company-owned restaurant sales as well as franchise royalties and fees, increased by 25.7%, to $116.7 million in the first quarter of 2004, compared to $92.9 million in the prior year period. Average weekly comparable sales for company-owned restaurants were $61,134 for the first quarter of 2004, compared to $56,372 for the same quarter last year.

The Company’s franchise royalties and fees increased $723,600, or 28.0%, in the first quarter compared to the same quarter a year ago. This increase was primarily attributable to royalties generated from the 17 franchise restaurants opened in 2003 and 2004. For the first quarter, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 21.9%, to $75.7 million, compared to $62.1 million in the prior year period. Average weekly sales for Red Robin’s comparable franchise restaurants were $54,060 in the U.S. versus $51,197 for the same period last year, and $38,362 in Canada versus $36,708 for the same period last year. Canadian results are in Canadian dollars.

Net income for the first quarter of 2004 was $5.2 million or $0.32 per diluted share, as compared to net income of $3.5 million or $0.23 per diluted share in the prior year period.

The Company’s restaurant-level operating profit metric does not represent operating income or net income calculated in accordance with generally accepted accounting principles (GAAP). Schedule 1 to this earnings release reconciles restaurant-level operating profit to income from operations and net income.

Outlook

For the second quarter and twelve weeks ending on July 11, 2004, the Company expects total revenues of approximately $90 to $92 million and net income of approximately $0.26 to $0.27 per diluted share. These projected results are based upon certain assumptions, including an expected comparable restaurant sales increase of 3% to 5%, the opening of four new company-owned restaurants during the quarter and the expensing of the associated pre-opening costs.

For full fiscal year 2004, the Company expects revenues of approximately $397 to $402 million and net income of $1.20 to $1.22 per diluted share. This estimate assumes a comparable restaurant sales increase of 4.5% to 5.5%, the addition of 21 to 22 new corporate restaurants and 15 to 17 new franchise restaurants during fiscal 2004. The Company previously reported that it expected revenues for full fiscal year 2004 to be approximately $395 to $400 million and net income to be approximately $1.17 to $1.19 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its third quarter results on Thursday, May 20, 2004, at 5:00 p.m. ET. The conference call number is (877) 691-0878 and the Company will broadcast its conference call over the Internet. To access the broadcast, please visit http://irpage.com/rrgb/, or the Company’s website at www.redrobin.com and select the “Investor” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the Company’s website at http://irpage.com/rrgb/ for 12 months following the conference call. To listen to a webcast replay of the conference call and to access any additional financial information that may be discussed on the call, please visit http://irpage.com/rrgb/. The webcast replay will be available for 12 months following the conference call.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 230 Red Robin locations across the United States and Canada, including both company-owned locations and those operated under franchise or license agreements.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof and we assume no obligation to update such forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; our ability to raise capital in the future; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; the concentration of our restaurants in the Western United States; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in the restaurant industry; cost and availability of capital; additional costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in SEC reports filed by Red Robin.

For further information contact:

Don Duffy/Tom Ryan

Integrated Corporate Relations

203-222-9013

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Sixteen Weeks Ended
	April 18, 2004	April 20, 2003
Revenues:
Restaurant	$113,283	$90,217
Franchise royalties and fees	3,310	2,586
Rent revenue	136	89

Total revenues	116,729	92,892

Costs and Expenses:
Restaurant operating costs:
Cost of sales	26,831	21,051
Labor	40,111	31,849
Operating	16,532	13,967
Occupancy	7,346	6,268
Depreciation and amortization	5,693	4,560
General and administrative	8,063	6,905
Franchise development	2,325	1,397
Pre-opening costs	1,225	785

Total costs and expenses	108,126	86,782

Income from operations	8,603	6,110
Other (Income) Expense:
Interest expense	832	939
Interest income	(99)	(96)
Other	38	(19)

Total other expenses	771	824

Income before income taxes	7,832	5,286
Provision for income taxes	(2,663)	(1,755)

Net income	$5,169	$3,531

Net income per share:
Basic	$0.32	$0.24

Diluted	$0.32	$0.23

Weighted average shares outstanding:
Basic	15,968	15,024

Diluted	16,299	15,226

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	April 18, 2004	December 28, 2003
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,670	$4,871
Accounts receivable, net	1,373	1,146
Inventories	4,592	4,357
Prepaid expenses and other current assets	2,259	3,977
Income tax refund receivable	—	1,172
Deferred tax asset	1,075	1,075
Restricted current assets – marketing funds	1,340	959

Total current assets	15,309	17,557

Property and equipment, at cost, net	165,700	151,061
Deferred tax asset	4,706	4,710
Goodwill, net	25,720	25,720
Other intangible assets, net	7,956	8,118
Other assets, net	2,823	3,047

Total assets	$222,214	$210,213

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$10,756	$9,139
Accrued payroll and payroll-related liabilities	14,064	12,931
Unredeemed gift certificates	2,590	3,997
Accrued liabilities	8,250	6,622
Accrued liabilities – marketing funds	1,340	959
Current portion of long-term debt and capital lease obligations	1,473	1,422

Total current liabilities	38,473	35,070

Deferred rent payable	5,479	5,296
Long-term debt and capital lease obligations	38,681	36,206
Commitments and contingencies	—	—
Stockholders’ Equity:
Common stock; $.001 par value: 30,000,000 shares authorized; 16,020,942 and 15,969,723 shares issued and outstanding as of April 18, 2004 and December 28, 2003, respectively	16	16
Preferred stock; $.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	122,961	122,184
Deferred compensation	(110)	(130)
Receivables from stockholders/officers	(6,463)	(6,432)
Accumulated other comprehensive loss, net of tax benefit	(103)	(108)
Retained earnings	23,280	18,111

Total stockholders’ equity	139,581	133,641

Total liabilities and stockholders’ equity	$222,214	$210,213

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Sixteen Weeks Ended
	April 18, 2004	April 20, 2003
Cash Flows From Operating Activities:
Net income	$5,169	$3,531
Non-cash adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,693	4,560
Other, net	404	127
Changes in operating assets and liabilities	5,589	3,721

Net cash flows provided by operating activities	16,855	11,939

Cash Flows From Investing Activities:
Proceeds from sales of real estate, property and equipment	2	9
Purchases of property and equipment	(20,113)	(13,525)

Net cash flows used in investing activities	(20,111)	(13,516)

Cash Flows From Financing Activities:
Borrowings of long-term debt	5,983	8,454
Payments of long-term debt and capital leases	(3,457)	(6,671)
Proceeds from repayment of promissory note	51	—
Proceeds from sales of common stock	478	246

Net cash flows provided by financing activities	3,055	2,029

Net decrease in cash and cash equivalents	(201)	452
Cash and cash equivalents, beginning of period	4,871	4,797

Cash and cash equivalents, end of period	$4,670	$5,249

Schedule 1

Reconciliation of Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate a company’s restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table that follows sets forth the Company’s calculation of restaurant-level operating profit and a reconciliation to income from operations and net income, the most directly comparable GAAP measures.

	Sixteen Weeks Ended
	April 18, 2004	April 20, 2003
Restaurant sales	$113,283	$90,217
Restaurant operating costs:
Cost of sales	26,831	21,051
Labor	40,111	31,849
Operating	16,532	13,967
Occupancy	7,346	6,268

Restaurant-level operating profit	22,463	17,082

Add – Other Revenues	3,446	2,675

Deduct – Other Operating Expenses:
Depreciation and amortization	5,693	4,560
General and administrative	8,063	6,905
Franchise development	2,325	1,397
Pre-opening costs	1,225	785

Total Other Operating Expenses	17,306	13,647

Income from operations	8,603	6,110

Total other expenses	771	824
Provision for income taxes	2,663	1,755

Total Other	3,434	2,579

Net income	$5,169	$3,531